EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 2, 2005, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of KLA-Tencor Corporation, which appears in KLA-Tencor Corporation’s Annual Report on Form 10-K for the year ended June 30, 2005.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers, LLP
San Jose, California
November 18, 2005